UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2009

SWAV ENTERPRISES LTD. (Exact Name of Registrant as Specified in its Charter)

Nevada (State of Incorporation)	000-53223 (Commission File No.)	N/A (IRS Employer Identification No.)

Unit 628, 138 – 4th Ave. S.E., Calgary, Alberta, Canada T2G 4Z6 (Address of Principal Executive Offices) (Zip Code)

(403) 239-2351
(Registrant's Telephone Number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry in a Material Definitive Agreement

On September 21, 2009, SWAV Enterprises, Ltd., a Nevada corporation (the "Company"), entered into a Share Transaction Purchase Agreement (the "Transaction Agreement") with Carlyle Gaming Limited, a Canadian company ("Carlyle"), pursuant to which the Company issued 100 shares of SWAV common stock to Carlyle in consideration for 100% of the issued and outstanding shares of common stock of Carlyle. As a result of the transaction (the "Transaction"), Carlyle became a wholly-owned subsidiary of the Company. Mr. Sandy J. Masselli, Jr. owns 100% of Carlyle.

Simultaneously with the execution and delivery of the Transaction Agreement, the Selling Stockholders named in that certain Stock Purchase Agreement dated September 21, 2009 (the "Stock Purchase Agreement, sold an aggregate of 10,399,470 shares of their common stock of the Company to Mr. Masselli, representing approximately 85% of the issued and outstanding shares of common stock of the Company for an aggregate purchase price of $300,000. Mr. Masselli used his personal funds to buy the stock from the Selling Stockholders.

Item 2.01

Completion of Acquisition or Disposition of Assets.

ACQUISITION OF CARLYLE GAMING LIMITED

As reported in Item 1.01 above, on September 21, 2009, the Company entered into the Transaction Agreement with Carlyle pursuant to which the Company issued 100 shares of SWAV common stock to Carlyle in consideration for 100% of the issued and outstanding common stock of Carlyle. As a result of the Transaction, Carlyle became a wholly-owned subsidiary of the Company.

ABOUT CARLYLE GAMING LIMITED

Carlyle is an Internet software development and licensing company operating in the Internet transaction processing market. Carlyle is a Canadian company and is located at Montreal, Canada. The principal focus of Carlyle is the development, licensing and support of Internet based software and electronic commerce software for the Internet gaming industry.

Each licensee has to represent and demonstrate that it is licensed or in the process of being licensed by the relevant authorities in its jurisdiction to operate "virtual casinos" on the Internet.

As a software developer in the Internet gaming industry, Carlyle’s business is based on licensing its proprietary casino gaming software and services. It typically enters into long-term software license and support agreements, which usually extend up to five years with automatic renewal provisions.

Carlyle licenses its software to user-facing gambling website owners in return for a revenue share. The entire current revenue base is generated from a European licensee. Currently, Carlyle does not deal with US-facing operators.

The proprietary Internet based software and electronic software products are used by the licensees to create "virtual casinos." The downloadable software package transfers the "front end" information (i.e., playing cards, roulette wheel, dice numbers) between the user and a remote server. The software package utilizes each user’s computer to generate the graphics of the virtual casino, while the licensees’ gaming servers perform the "dealer" function, generating the random numbers of playing cards, roulette numbers and dice numbers, as applicable.

Carlyle recognizes revenue from the following sources:

One time customization fee: Initially, as part of the issuance of a software license, the licensee generally pays a one-time customization fee. This customization fee is for designing the casino style desired by the licensee.

Ongoing licensing and support fees: These are major sources of revenue for Carlyle. These fees are recurring and are calculated as a percentage of the licensee’s net transaction revenues.

Carlyle earns royalties based on a percentage of its licensees’ revenues, profiting from their growth without the direct risks and costs borne by the operators.

The Technology

Carlyle has developed a comprehensive software platform for offering a turnkey solution for online gaming websites. Among other things, the software contains proprietary encryption features, which allow secure transmission of data. In addition, the proprietary Internet software package permits its licensees to offer multi-player games, a 3D panoramic virtual casino floor, progressive jackpots, multi-currency features, Internet browsing features and facilitates inter-player chatting.

Carlyle provides Internet based electronic commerce support and technology to licensees and maintains electronic commerce accounts for both merchants of Carlyle’s electronic commerce software and their end-users. Carlyle reports and remits to its licensees their respective share of the net transaction revenues less licensing and support fees payable to Carlyle (as outlined in the applicable licensing agreement). Utilizing the electronic commerce software, users can purchase electronic cash by credit card, transfer from their bank account, wire transfer, money order or personal check, and can spend the cash with a third party business merchant of Carlyle, or have the balance in their account returned through their credit card account or by check. Users of the electronic commerce software products are charged nominal fees for using this service.

Intellectual Property

Carlyle relies on a combination of copyright and trade secret laws and contractual provisions to establish and protect its rights in its software and proprietary technology. Carlyle believes that much of its competitive position is dependent upon its ability to protect its proprietary information. In an attempt to protect its intellectual property rights, Carlyle generally enters into non-disclosure and invention agreements with employees, licensees, consultants and customers, and historically has restricted access to its software products’ source codes. Carlyle regards its source codes as proprietary information, and attempts to protect source code versions of its products as trade secrets and unpublished copyrighted works. Despite Carlyle’s precautions, it may be possible for unauthorized parties to copy or otherwise reverse engineer portions of Carlyle’s products or otherwise obtain and use information that Carlyle regards as proprietary.

Carlyle does not possess any patent or copyright registrations in Canada, the United States or any other jurisdiction. However, Carlyle has trademarks in certain jurisdictions and is in the process of applying for further trademark registrations which would provide such protection in relevant jurisdictions. Existing copyright and trade secret laws offer only limited protection, and the laws of certain countries in which Carlyle’s products are used do not protect Carlyle’s products and intellectual property right the same extent as the laws of Canada and the United States. Certain provisions of the license agreements entered into by Carlyle including provisions protecting against unauthorized use, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions.

Financial Statements

The Company intends to file the information required by Item 9.01 of Form 8-K no later than 71calendar days after this Form 8-K is required to be filed.

DISPOSITION OF SWAV HOLDINGS, INC.

Pursuant to a Subsidiary Stock Purchase Agreement, dated September 21, 2009, between the Company and Pui Shan Lam, the Company sold its sole and wholly-owned subsidiary, SWAV Holdings, Inc., to Pui Shan Lam in consideration for $100. Prior to consummation of the transaction contemplated by the Transaction Agreement described in Item 1.01 of this Form 8-K and resignation described in Item 5.02, Pui Shan Lam had served as the President, Chief Executive Officer and a Director of the Company.

Item 3.02

Unregistered Sale of Equity Securities.

In connection with the Transaction disclosed in Item 1.01 above, the Company issued 100 shares of common stock to Carlyle. The shares were issued pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that the issuance of the shares did not involve a public offering of securities.

Item 5.01

Change in Control of Registrant.

As described in Item 1.01 above, pursuant to the Transaction Agreement, the Selling Stockholders named in that certain the Stock Purchase Agreement sold an aggregate of 10,399,470 shares of their common stock of the Company to Mr. Masselli, representing approximately 85% of the issued and outstanding shares of common stock of the Company for an aggregate purchase price of $300,000.

As described in Item 5.02, upon the consummation of the Share Purchase Agreement, Pui Shan Lam and Vanleo Y.W. Fung resigned from their respective positions with the Company, effective immediately. Also, upon the consummation of the Share Purchase Agreement, Mr. Masselli was appointed as the Chief Executive Officer and Director of the Company.

BENEFICIAL OWNERSHIP INFORMATION

AFTER THE CONSUMMATION OF THE TRANSACTION

The following table sets forth certain information concerning the beneficial ownership of Company’s Common Stock after the Transaction by (i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group. In general, "beneficial ownership" includes those shares a shareholder has the power to vote or the power to transfer, and stock options and other rights to acquire Common Stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Class (1)
Sandy J. Masselli 501 Fifth Avenue New York, NY 10017	10,399,570(2)	85.0%

Directors and Officers as a group (1person)	10,399,570	85.0%

(1) Based on 12,234,770 shares of common stock issued and outstanding upon the consummation of the Transaction.
(2) Includes 10,399,470 shares sold to Mr. Masselli by the Selling Stockholders pursuant to the Stock Purchase Agreement and 100 shares distributed to Mr. Masselli by Carlyle which Carlyle received from SWAV pursuant to the Share Purchase Agreement.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

Upon the consummation of the Stock Purchase Agreement, Pui Shan Lam and Vanleo Y.W. Fung resigned from their respective positions with the Company, effective immediately. Prior to her resignation, Pui Shan Lam had served as the President, Chief Executive Officer and Director of the Company. Prior to his resignation, Vanleo Y.W. Fung had served as the Chief Financial Officer, Secretary and Director of the Company. There were no disagreements on any matter relating to the Company’s operations, policies or practices nor was the director removed for cause from the Board of Directors.

Effective on the closing of the Stock Purchase Agreement, the Company’s directors appointed Mr. Masselli to serve as a director of the Company and to serve as the Chief Executive Officer of the Company. Mr. Masselli does not have a familial relationship with any director or executive officer of the Company.

Directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of the Company are appointed by the board of directors and hold office until their death, resignation or removal from office.

Business Experience

Sandy J. Masselli. Carlyle is led by Mr. Sandy J. Masselli, Jr., who has served, since 1990, as the Managing Director of Intercapital Asset Management Company, Inc., an investment advisory company. He has been responsible for the selection and monitoring of investments as well as merchant banking activities at Intercapital. Sandy has worked at several major securities and brokerage firms, including Prudential Securities, Inc., Drexel Burnham Lambert, Inc., Shearson Lehman Hutton, Inc., and Merrill Lynch Pierce Fenner & Smith, Inc. He earned a Bachelor of Arts degree in political science from Monmouth University. Mr. Masselli served as Chairman and Chief Executive Officer of Total Entertainment, Inc. from 1996 to 2006. Total Entertainment was one of the leading publicly traded online gaming companies until its sale.

There are not related party transactions between the Company and Mr. Masselli reportable under Item 404 of Regulation S-K. There is no material plan, contract or arrangement, including but not limited to a compensatory plan, contract or arrangement (whether or not written), to which Mr. Masselli is a party or which he participates,

Item 9.01

Financial Statement and Exhibits

Exhibit No.:	Description:

10.1	Stock Purchase Agreement, dated September 21, 2009, between the Selling Stockholders and Sandy J. Masselli

10.2	Share Transaction Purchase Agreement, dated September 21, 2009, between SWAV Enterprises, Ltd. and Carlyle Gaming Limited.

10.3	Subsidiary Stock Purchase Agreement, dated September 21, 2009, between SWAV Enterprises, Ltd. and Pui Shan Lam

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWAV ENTERPRISES LTD.

By: /s/ Sandy J. Masselli, Jr.
Sandy J. Masselli, Jr. Chief Executive Officer and Director September 21, 2009